Exhibit 4.1
SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Seventh Amendment”) is made as of this 19th day of May, 2004 by and among SEMCO ENERGY, INC., a Michigan corporation (the “Company”), STANDARD FEDERAL BANK N.A. (“Standard Federal”) and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, “Agent”).

RECITALS

A.   Company, Agent and the Banks entered into that certain Credit Agreement dated as of June 25, 2002 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein (the “Original Credit Agreement”), as previously amended by that certain First Amendment to Credit Agreement dated as of May 21, 2003, that certain Second Amendment to Credit Agreement dated as of September 30, 2003, that certain Third Amendment to Credit Agreement dated as of October 15, 2003, that certain Fourth Amendment dated as of December 12, 2003, that certain Fifth Amendment dated as of February27, 2004 and that certain Sixth Amendment dated as of March 18, 2004 (as so amended and as the same may be further amended from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement).

B.   Company has requested that Agent and the requisite Banks amend certain terms and provisions of the Credit Agreement as described below and Agent and the requisite Banks are willing to do so, but only on the terms and conditions set forth in this Seventh Amendment.

NOW, THEREFORE, Company, Agent and Banks agree:

1.   The definition of “Line of Credit Termination Date” in Section 1.1 of the Credit Agreement is hereby deleted and the following is inserted in its place:

“Line of Credit Termination Date shall mean the earlier to occur of (a) June 30, 2004, as such date may be extended from time to time pursuant to Section 2.1.1 or (b) the date on which the Commitment to make the Line of Credit Loans shall be terminated pursuant to Section 5 or 11.”

2.   This Seventh Amendment shall become effective according to the terms hereof and as of such date (the “Seventh Amendment Effective Date”) that the Company shall have satisfied the following conditions:

(a)   Agent shall have received:

(i)   counterpart originals of this Seventh Amendment and the related fee letter, in each case duly executed and delivered by Company and the requisite Banks, to the extent applicable, in form satisfactory to Agent and the Banks;

(ii)   payment of the fees specified in the applicable fee letter; and

(iii)   such other documents as Agent may reasonably request.

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(b)   No Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this Seventh Amendment.

(c)   If the Seventh Amendment Effective Date shall not have occurred on or before May 20, 2004, this Seventh Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

3.   The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Seventh Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this Seventh Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this Seventh Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

4.   Except as specifically set forth herein, this Seventh Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Each of the undersigned hereby reaffirms its obligations under the Original Credit Agreement, as amended on or prior to the date hereof, and each other Loan Document previously executed and delivered by it and ratifies and affirms its execution and delivery of each amendment to the Original Credit Agreement prior to the date hereof. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Seventh Amendment and each other amendment from time to time executed and delivered thereto.

5.   Unless otherwise defined to the contrary herein, all capitalized terms used in this Seventh Amendment shall have the meaning set forth in the Credit Agreement, as amended.

6.   This Seventh Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

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7.   This Seventh Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

8.   Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by this Seventh Amendment.

[signature pages follow]

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WITNESS the due execution hereof as of the day and year first above written.

SEMCO ENERGY, INC.

By:	/s/ John E. Schneider

Title: Senior Vice President and Chief Financial Officer

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STANDARD FEDERAL BANK N.A., a national banking association, as Agent

By:	/s/ Gregory E. Castle

Gregory E. Castle
Title: First Vice President

STANDARD FEDERAL BANK N.A., a national banking association, as Issuing Bank, as Swing Line Bank and as a Bank

By:	/s/ Gregory E. Castle

Gregory E. Castle
Title: First Vice President

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KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Bank

By:	/s/ Sherri I. Manson

Sherrie I. Manson
Title: Vice President

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U.S. BANK, N.A., as Documentation Agent and as a Bank

By:	/s/ Jeff Janza

Title: Vice President

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NATIONAL CITY BANK OF MICHIGAN/ ILLINOIS, as Documentation Agent and as a Bank

By:	/s/ Ken Ehrhardt

Title: Senior Vice President

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THE HUNTINGTON NATIONAL BANK, as a Bank

By:	/s/ Kevin D. Szachta

Kevin D. Szachta
Title: Vice President

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FIFTH THIRD BANK, EASTERN MICHIGAN, as a Bank

By:	/s/ Andre A. Nazareth

Andre A. Nazareth
Title: Vice President

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